EXHIBIT 99.1

Midway Gold:  Barrick Completed 60% Earn-in
 Notified Intent to Earn 70% Interest at Spring Valley, Nevada

April 23, 2013

Denver, Colorado – Midway Gold Corp. (MDW: TSX-V & NYSE-MKT) announces that Barrick Gold Exploration Inc. has informed the Company that it has completed expenditures totaling $30 million at the Company’s Spring Valley Project. This meets the requirements for Barrick to earn a 60% interest in the project. The notice further states Barrick’s intent to expend an additional $8 million on the property before December 31, 2014. There are currently four drill rigs working at the Spring Valley Project.

Ken Brunk, Midway’s President & CEO, stated, “We are happy to see Barrick’s continued progress at our Spring Valley project. They have completed their expenditures for a 60% earn-in well ahead of schedule. With four rigs currently operating on the property, they are on pace to spend $38 million for a 70% earn-in by first quarter of 2014. Again, well ahead of schedule. Barrick is responsible for all expenditures on the property until they complete their earn-in.”

Barrick’s 2013 budget includes $8 million for infill drilling in the main resource area, where the objective is to upgrade the quality of the resource. An additional $3.08 million is budgeted for development activities including metallurgical, geotechnical, and hydrology work as well as the completion of a scoping-level economic evaluation.

Barrick has accelerated their rate of earn-in to Spring Valley. They can earn a 60% interest in the project by completing expenditures totaling US$30 million before December 31, 2013. Barrick may choose to spend another $8 million before December 31, 2014 for a total of $38 million to earn a 70% interest in Spring Valley.

Spring Valley, Nevada

Spring Valley is a large, porphyry-hosted gold system mineable by open pit. Spring Valley is located about 20 miles northeast of Lovelock in Pershing County, Nevada. A May 2011 updated resource estimate released by Midway reported 2.16 million ounces of gold in the combined Measured and Indicated categories at a cut-off grade of 0.14 gpt. The same study reported an Inferred resource of 1.97 million ounces of gold at the same cut-off grade. The Measured resource is 0.93 million ounces contained within 59.0 million tonnes grading 0.49 gpt, the Indicated resource is 1.23 million ounces contained within 85.8 million tonnes grading 0.45 gpt, and the Inferred resource is contained within 103.9 million tonnes grading 0.59 gpt. The estimate was prepared for Midway by Gustavson Associates, LLC of Lakewood, Colorado (Midway press release dated May 2, 2011). The updated resource includes

Barrick’s 2009 and 2010 drill results and significantly increased the resource in the Measured and Indicated categories and added additional Inferred resources. An updated Technical Report dated November 29, 2012 clarified some of the language but did not change any of the numbers.

This release has been reviewed and approved for Midway by William S. Neal (M.Sc., CPG), Vice President of Geological Services of Midway, a "qualified person" as that term is defined in NI 43-101.

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about Barrick’s intended work plans and resource estimates and future expenditures at the Company’s Spring Valley Project..  Information regarding the anticipated work plans and expenditures is derived from information provided by Barrick to the Company. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the intended work plans, risks related to fluctuations in gold prices; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Spring Valley Project; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.